Exhibit 99.1

N E W S R E L E A S E

Media Contacts:
Fred Kornberg, President and Chief Executive Officer
Robert G. Rouse, Chief Financial Officer
(631) 777-8900
info@comtechtel.com

COMTECH TELECOMMUNICATIONS CORP. ANNOUNCES RECORD RESULTS FOR FISCAL 2005 FOURTH QUARTER AND FULL YEAR

Melville, New York – September 22, 2005 – Comtech Telecommunications Corp. (NASDAQ: CMTL) today reported record results for the fourth quarter and fiscal year ended July 31, 2005. Net sales, operating profit, EBITDA, net income and diluted earnings per share for the quarter and full year were at all-time highs.

Net sales for the fourth quarter of fiscal 2005 soared to $98.3 million, compared to $59.1 million in the fourth quarter of fiscal 2004. Net income in the fourth quarter of fiscal 2005 was $11.0 million, or $0.42 per diluted share, a substantial increase over the fourth quarter fiscal 2004 net income of $6.1 million, or $0.25 per diluted share. The fourth quarter of fiscal 2004 included a pre-tax charge of $0.9 million for acquired in-process research and development in connection with the acquisition of certain assets and liabilities of Memotec, Inc. in May 2004. Excluding the tax-effected impact of the in-process research and development charge, fourth quarter net income for fiscal 2004 was $6.7 million, or $0.27 per diluted share.

Net sales for fiscal 2005 were $307.9 million as compared to $223.4 million in fiscal 2004, representing a 38% increase. This was on top of the 28% increase in sales from fiscal 2003 to fiscal 2004. Fiscal 2005 net income of $36.7 million, or $1.42 per diluted share, was substantially higher than the fiscal 2004 net income of $21.8 million, or $0.92 per diluted share. The record level of earnings per share represents a 54% increase over the previous high set in fiscal 2004. Excluding the tax-effected impact of the in-process research and development charge, fiscal 2004 net income was $22.5 million, or $0.94 per share.

Earnings before interest, taxes, depreciation and amortization (EBITDA) were $18.2 million for the fourth quarter of fiscal 2005 versus $12.0 million for the same period in fiscal 2004, after adjusting for the fiscal 2004 in-process research and development charge. EBITDA was $59.7 million for fiscal 2005 versus $40.1 million for fiscal 2004, after adjusting for the fiscal 2004 in-process research and development charge. Cash flows from operating activities for fiscal 2005 were $56.1 million, a significant increase over the $24.3 million in fiscal 2004.

The record performances for the quarter and full year in fiscal 2005 were driven by strong demand for the Company’s products across all three business segments.

Backlog as of July 31, 2005 was $153.3 million compared to $83.5 million a year ago. Bookings for the quarter and year ended July 31, 2005 were $98.1 million and $377.7 million, respectively.

In commenting on the Company’s performance during the fourth quarter of fiscal 2005, Fred Kornberg, President and Chief Executive Officer of Comtech Telecommunications Corp., said, “The fourth quarter of fiscal 2005 was truly outstanding in every respect. We posted record levels of sales, operating profit, net income and earnings per share as we continue to benefit from strong demand for our product offerings.”

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Mr. Kornberg added, “The record fourth quarter was a strong finish to the third consecutive record-breaking year for Comtech. We were able to, once again, post significant sales growth accompanied by increased operating efficiencies in fiscal 2005 despite the fact that fiscal 2004 and 2003 were, in themselves, years of tremendous growth and profitability.”

Mr. Kornberg noted, “In my comments in our fiscal 2002 Annual Report, I predicted that we would reach $300 million in sales by fiscal 2005. At the time, I envisioned that a significant contributor to the goal would be sales associated with acquisitions. The fact that we surpassed the $300 million sales goal in fiscal 2005 without a large acquisition is a testament to the strength of our core business.”

Mr. Kornberg concluded, “We remain optimistic about our businesses and believe fiscal 2006 is well-positioned to be another record year for Comtech.”

Comtech Telecommunications Corp. designs, develops, produces and markets innovative products, systems and services for advanced communications solutions addressing commercial and government markets. The Company conducts its business through three complementary segments: telecommunications transmission, mobile data communications and RF microwave amplifiers. The Company offers specialized products, systems and services where it believes it has technological, engineering, systems design or other expertise that differentiate its product offerings.

The Company has scheduled an investor conference call for 11:30 AM (ET) on Thursday, September 22, 2005.  Investors and the public are invited to access a live webcast of the conference call from the news section of the Comtech web site at www.comtechtel.com. A replay of the webcast will be available at the same location for 30 days following the conference call. Alternatively, investors can access the conference call by dialing (800) 905-0392 (domestic), or (785) 830-1914 (international) and using the conference I.D. of “Comtech.” A replay of the conference call will be available for seven days by dialing (402) 220-6054. In addition, an updated investor presentation, including earnings guidance, will be available on our web site shortly after the conference call.

Certain information in this press release contains forward-looking statements, including but not limited to, information relating to the future performance and financial condition of the Company, the plans and objectives of the Company’s management and the Company’s assumptions regarding such performance and plans that are forward-looking in nature and involve certain significant risks and uncertainties. Actual results could differ materially from such forward-looking information. The Company’s Securities and Exchange Commission filings identify many such risks and uncertainties, which include the following:

•	Our operating results being difficult to forecast and subject to volatility;

•	Our inability to maintain our government business;

•	Our inability to keep pace with technological changes;

•	Our dependence on international sales;

•	The impact of a domestic or foreign economic slow-down and reduction in telecommunications equipment and systems spending on the demand for our products, systems and services;

•	Our mobile data communications business being subject to unique risks;

•	Our backlog being subject to cancellation or modification;

•	Our dependence on component availability, subcontractor availability and performance by key suppliers;

•	Our fixed price contracts being subject to risk;

•	The impact of adverse regulatory changes on our ability to sell products, systems and services;

•	The impact of prevailing economic and political conditions on our businesses;

•	Whether we can successfully integrate and assimilate the operations of acquired businesses;

•	The impact of the loss of key technical or management personnel;

•	The highly competitive nature of our markets;

•	Our inability to protect our proprietary technology;

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•	Our operations being subject to environmental regulation;

•	The impact of recently enacted and proposed changes in securities laws and regulations on our costs;

•	The impact of ongoing internal control provisions of Section 404 of the Sarbanes-Oxley Act of 2002;

•	The impact of terrorist attacks and threats, and government responses thereto, and threats of war on our businesses;

•	The inability to effectuate a change in control of the Company due to provisions in its certificate of incorporation and by-laws, stockholders’ rights plan and Delaware law;

•	Our inability to satisfy our debt obligations, including the convertible senior notes;

•	The impact of recent changes to financial reporting standards related to stock option expensing on our reported results;

•	Our stock price being volatile; and

•	Our current intention not to declare or pay any cash dividends.

COMTECH TELECOMMUNICATIONS CORP.
Consolidated Statements of Operations

	Three Months Ended July 31,		Fiscal Year Ended July 31,

	2005	2004	2005	2004

Net sales	$98,293,000	59,056,000	307,890,000	223,390,000
Costs of sales	59,816,000	33,726,000	180,524,000	135,858,000

Gross profit	38,477,000	25,330,000	127,366,000	87,532,000

Expenses:
Selling, general and administrative	15,707,000	9,863,000	51,819,000	36,016,000
Research and development	5,980,000	4,709,000	21,155,000	15,907,000
In-process research and development	—	940,000	—	940,000
Amortization of intangibles	594,000	569,000	2,328,000	2,067,000

	22,281,000	16,081,000	75,302,000	54,930,000

Operating income	16,196,000	9,249,000	52,064,000	32,602,000

Other expenses (income):
Interest expense	674,000	675,000	2,679,000	1,425,000
Interest income	(1,333,000)	(378,000)	(4,072,000)	(921,000)

Income before provision for income taxes	16,855,000	8,952,000	53,457,000	32,098,000
Provision for income taxes	5,830,000	2,864,000	16,802,000	10,271,000

Net income	$11,025,000	6,088,000	36,655,000	21,827,000

Net income per share:
Basic	$0.50	0.29	1.69	1.03

Diluted	$0.42	0.25	1.42	0.92

Weighted average number of common shares Outstanding – basic	22,176,000	21,339,000	21,673,000	21,178,000

Weighted average number of common and common equivalent shares outstanding assuming dilution – diluted	27,449,000	26,139,000	27,064,000	24,781,000

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Non-GAAP Financial Measures

EBITDA and the other non-GAAP operating measures presented below are used by management in assessing the Company’s operating results and ability to meet debt service requirements. These non-GAAP measures are frequently requested by the Company’s investors and analysts. The Company believes that investors and analysts may use these non-GAAP measures, along with other information contained in its SEC filings, in assessing the Company’s operating results and ability to generate cash flow and service debt.

	Three Months Ended July 31,		Fiscal Year Ended July 31,

	2005	2004	2005	2004

Reconciliation of Non-GAAP Net Income to GAAP Net Income:

Non-GAAP net income	$11,025,000	6,727,000	36,655,000	22,466,000
In-process research and development charge, net of income taxes	—	(639,000)	—	(639,000)

GAAP net income	$11,025,000	6,088,000	36,655,000	21,827,000

Reconciliation of Adjusted EBITDA to GAAP Net Income:

Adjusted EBITDA	$18,230,000	11,965,000	59,707,000	40,056,000
Net interest income (expense)	659,000	(297,000)	1,393,000	(504,000)
Depreciation and amortization	(2,034,000)	(1,776,000)	(7,643,000)	(6,514,000)
Income taxes	(5,830,000)	(2,864,000)	(16,802,000)	(10,271,000)
In-process research and development charge	—	(940,000)	—	(940,000)

GAAP net income	$11,025,000	6,088,000	36,655,000	21,827,000

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COMTECH TELECOMMUNICATIONS CORP.
Consolidated Balance Sheets

	July 31,

	2005	2004

Assets
Current assets:
Cash and cash equivalents	$214,413,000	163,292,000
Restricted cash	1,034,000	4,054,000
Accounts receivable, net	56,052,000	43,002,000
Inventories, net	45,103,000	39,758,000
Prepaid expenses and other current assets	4,387,000	1,817,000
Deferred tax asset - current	8,092,000	6,501,000

Total current assets	329,081,000	258,424,000

Property, plant and equipment, net	18,683,000	14,652,000
Goodwill	22,244,000	18,721,000
Intangibles with definite lives, net	9,123,000	10,706,000
Deferred financing costs, net	2,995,000	3,541,000
Other assets, net	277,000	346,000

Total assets	$382,403,000	306,390,000

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$23,577,000	9,566,000
Accrued expenses and other current liabilities	34,497,000	20,515,000
Customer advances and deposits	5,282,000	7,290,000
Deferred service revenue	8,210,000	13,716,000
Current installments of other obligations	235,000	234,000
Interest payable	1,050,000	1,073,000
Income taxes payable	1,540,000	4,812,000

Total current liabilities	74,391,000	57,206,000

Convertible senior notes	105,000,000	105,000,000
Other obligations, less current installments	396,000	158,000
Deferred tax liability – non-current	5,987,000	1,628,000

Total liabilities	185,774,000	163,992,000

Commitments and contingencies

Stockholders’ equity:
Preferred stock, par value $.10 per share; shares authorized and unissued 2,000,000	—	—
Common stock, par value $.10 per share; authorized 30,000,000 shares, issued 22,781,678 shares and 21,557,002 shares at July 31, 2005 and 2004, respectively	2,278,000	2,156,000
Additional paid-in capital	127,170,000	109,716,000
Retained earnings	67,366,000	30,711,000

	196,814,000	142,583,000

Less:
Treasury stock (210,937 shares)	(185,000)	(185,000)

Total stockholders’ equity	196,629,000	142,398,000

Total liabilities and stockholders’ equity	$382,403,000	306,390,000

ECMTL

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